Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on (Form S-8) (No.333-219916) of ICC Holdings, Inc. of our report dated March 28, 2024 with respect to the consolidated financial statements and financial statement schedules included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

Vienna, Virginia

March 28, 2024